Exhibit 4

WPS RESOURCES CORPORATION

DEFERRED COMPENSATION PLAN

As Amended and Restated Effective January 1, 2001

WPS RESOURCES CORPORATION

DEFERRED COMPENSATION PLAN

    The WPS Resources Corporation Deferred Compensation Plan (the "Plan") has been adopted to promote the best interests of WPS Resources Corporation (the "Company") and the stockholders of the Company by attracting and retaining key management employees possessing a strong interest in the successful operation of the Company and its subsidiaries or affiliates and encouraging their continued loyalty, service and counsel to the Company and its subsidiaries or affiliates. The Plan is amended and restated effective January 1, 2001 as set forth herein.

    Except as expressly provided herein, the Plan, as herein amended and restated effective January 1, 2001, applies to those employees who are actively employed by the Company on January 1, 2001, and who have been designated for participation by the Committee. Except as expressly provided herein, distribution of benefits to an employee who retired from or terminated employment with the Company prior to January 1, 2001, shall be governed by the terms of the Plan as in effect on the date of the employee's retirement or termination of employment.

ARTICLE I. DEFINITIONS AND CONSTRUCTION

    Section 1.01. Definitions.

    The following terms have the meanings indicated below unless the context in which the term is used clearly indicates otherwise:

    (a) Account: The record keeping account or accounts maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant's behalf, and may consist of such subaccounts or balances as the Committee may determine to be necessary or appropriate.

    (b) Act: The Securities Act of 1933, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Act shall be deemed to include reference to any successor provision thereto.

    (c) Annual Bonus Deferral: See Section 1.01(l)(ii).

    (d) Available Investment Option: See Section 5.01(a).

    (e) Base Compensation: The base salary or wage payable by a Participating Employer for services performed prior to reduction for contributions by the Participant to this Plan or pre-tax or after-tax contributions by the Participant to any other employee benefit plan maintained by a Participating Employer, but exclusive of extraordinary payments such as overtime, bonuses, meal allowances, reimbursed expenses, termination pay, moving pay, commuting expenses, severance pay, non-elective deferred compensation payments or accruals, stock options, the value of employer-provided fringe benefits or coverage, all as determined in accordance with such uniform rules, regulations or standards as may be prescribed by the Committee.

    (f) Base Compensation Deferral: See Section 1.01(l)(i).

    (g) Beneficiary: The person or entity designated by a Participant to be his beneficiary for purposes of this Plan. If a Participant designates his spouse as a beneficiary, such beneficiary designation automatically shall become null and void on the date of the Participant's divorce or legal separation from such spouse. If a valid designation of Beneficiary is not in effect at time of the Participant's death, the estate of the Participant is deemed to be the sole Beneficiary. If a Beneficiary dies while entitled to receive distributions from the Plan, any remaining payments shall be paid to the estate of the Beneficiary. Beneficiary designations shall be in writing, filed with the Committee, and in such form as the Committee may prescribe for this purpose.

    (h) Board: The Board of Directors of the Company.

    (i) Code: The Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

    (j) Committee: The Compensation and Nominating Committee of the Board.

    (k) Company: WPS Resources Corporation, or any successor corporation.

    (l) Deferral: An amount credited, in accordance with a Participant's election, to the Participant's Account under the Plan in lieu of the current payment of an equal amount of cash compensation to the Participant. Deferrals made after June 30, 2001 include the following:

(i) Base Compensation Deferral: A Deferral of a portion of a Participant's Base Compensation in accordance with Section 2.01.

(ii) Annual Bonus Deferral: A Deferral of all or a portion of a Participant's annual bonus award in accordance with Section 2.02.

(iii) LTIP Deferral: A Deferral of all or a portion of a Participant's performance share award under the WPS Resources Corporation 2001 Omnibus Incentive Compensation Plan, in accordance with Section 2.03.

    (m) ERISA: The Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

    (n) Exchange Act: The Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

    (o) Investment Options: The hypothetical investment accounts described in Article IV and such other investment options as the Committee may from time to time determine (which may, but need not, be based upon one or more of the investment options available under the Wisconsin Public Service Corporation Administrative Employees Savings Plan).

    (p) LTIP Deferral: See Section 1.01(l)(iii).

    (q) Participant: Subject to Section 2.02, a common law employee of a Participating Employer who has been designated by the Committee as being eligible to participate in this Plan and, where the context so requires, a former employee entitled to receive a benefit hereunder.

    (r) Participating Employer: The Company and any direct or indirect subsidiary of the Company that, with the consent of the Committee, participates in the Plan for the benefit of one or more Participants.

    (s) Stock Unit Accounts: The Incentive Stock Unit Account described in Section 4.03, the Base Stock Unit Account described in Section 4.04, and the Prior Plan WPS Stock Unit Account described in Section 4.05.

    (t) Trust: The WPS Resources Corporation Deferred Compensation Trust or other funding vehicle which may from time to time be established, as amended and in effect from time to time.

    (u) Valuation Date: See Section 5.01(e).

    (v) WPS Resources Stock: The common stock, $1.00 par value, of the Company.

    (w) WPS Resources Stock Units: The hypothetical shares of WPS Resources Stock that are credited to the Stock Unit Accounts in accordance with Sections 4.03, 4.04 and 4.05.

    Section 1.02. Construction and Applicable Law.

    (a) Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

    (b) This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin to the extent such laws are not preempted by federal law. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan shall, to the extent possible, be construed and enforced as if the illegal or invalid provision had never been inserted.

ARTICLE II. PARTICIPATION

    Section 2.01. Eligibility.

    An employee shall be eligible to participate in the Plan only if the employee is employed by a Participating Employer and if the employee has been designated for participation by the Committee. When designating an employee for participation in the Plan, the Committee, in its sole discretion, may designate the employee for participation in the entire Plan or any part thereof.

    Section 2.02. Certain Transfers of Employment.

    If directed by the Committee, a Participant whose employment is transferred to a corporation or other entity (the "Transferee Employer") that is not a Participating Employer, but in which the Company or an affiliate of the Company holds an ownership interest, then until the earliest to occur of (a) the date on which the Participant ceases to be employed by such Transferee Employer, (b) the date on which the Company or an affiliate of the Company no longer holds an ownership interest in the Transferee Employer, or (c) such other date determined by the Committee, the Participant shall be treated as if he or she were still actively employed by a Participating Employer. The foregoing rule shall apply only for the purpose of determining whether the Participant has terminated employment for purposes of the distribution provisions of Article VI; it shall not apply, and the Participant shall not be entitled to make additional Deferrals, with respect to remuneration attributable to services rendered with the Transferee Employer. The Committee may promulgate such additional rules as may be necessary or desirable in connection with any such transfer of employment.

ARTICLE III. DEFERRALS OF COMPENSATION

    Section 3.01. Deferrals Of Base Compensation.

    (a) Initial Deferral Election. A Participant may elect, in such form and manner as the Committee may prescribe, to defer payment of a portion of the Base Compensation that would otherwise be paid to the Participant. A Participant's election shall specify the percentage (in increments of 1% to a maximum of 75% or such lesser amount or percentage as may be established by the Committee) of the Participant's Base Compensation that the Participant wishes to defer. A validly executed election shall become effective with respect to Base Compensation earned by the Participant in the first payroll period that commences on or after the date on which the Participant's deferral election is received and accepted by the Committee, or as soon thereafter as practicable. A Participant's deferral election, once effective, shall remain in effect until modified by the Participant in accordance with subsection (b) below or otherwise revoked in accordance with Plan rules.

    (b) Revised Deferral Election. A Participant may modify his then current deferral election by filing a revised election form, properly completed and signed, with the Committee. A validly executed revised election will be effective with respect to Base Compensation earned by the Participant with the first payroll period commencing on or after the date on which the Participant's revised deferral election is received and accepted by the Committee, or as soon thereafter as practicable. A Participant's revised deferral election, once effective, shall remain in effect until again modified by the Participant under this subsection (b) or otherwise revoked in accordance with Plan rules.

    Section 3.02. Deferrals of Annual Bonus Awards.

    Election of Bonus Deferrals. A Participant may irrevocably elect, in such form and manner as the Committee may prescribe, to defer payment of a portion of the annual cash bonus that is awarded and that would otherwise be paid to the Participant with respect to any year. A Participant's election shall specify the percentage (in increments of 1% to a maximum of 100% or such lesser amount or percentage as may be established by the Committee) of the Participant's annual cash bonus that the Participant wishes to defer. A validly executed election shall become effective with respect to the annual bonus that may be awarded to the Participant with respect to a calendar year if the Participant's deferral election is received and accepted by the Committee on or before April 1 of that calendar year or within such other period as the Committee may establish; provided that the Participant's deferral election with respect to the 2001 annual bonus (that would otherwise be paid in 2002) may be submitted within 45 days following the date on which shareholders of the Company approve the Plan at the Company's 2001 annual meeting, or within such other period as the Committee may establish. A Participant's election to defer an annual bonus award shall be effective only for the year to which the election relates, and shall not carry over from year to year. Notwithstanding the foregoing, a Participant's election to defer all or a portion of a bonus award shall not be effective with respect to a bonus paid after the Participant's termination of employment if distribution to the Participant in accordance with Article VI has commenced.

    Section 3.03. Deferral of LTIP Performance Share Awards.

    A Participant may irrevocably elect, in such form and manner as the Committee may prescribe, to defer payment of a portion of any performance shares awarded to the Participant under the WPS Resources Corporation 2001 Onmibus Incentive Compensation Plan. A Participant's election shall specify the whole number of performance shares (up to 100% of such shares or such lesser number or percentage as may be established by the Committee) of the Participant's award that the Participant wishes to defer. A validly executed election shall become effective with respect to performance shares to be earned by the Participant with respect to any performance period under the WPS Resources Corporation 2001 Omnibus Incentive Compensation Plan if the Participant's deferral election is received and accepted by the Committee on or before April 1 of the calendar year in which the performance period begins, or within such other period as the Committee may establish; provided that the Participant's deferral election with respect to the performance period that begins in 2001 may be submitted within 45 days following the date on which shareholders of the Company approve the Plan at the Company's 2001 annual meeting, or within such other period as the Committee may establish. A Participant's election to defer a performance share award shall be effective only for the performance period to which the election relates, and a Participant's election does not carry over from performance period to performance period. A Participant's LTIP Deferral will be automatically credited to the Participant's Incentive Stock Unit Account. Notwithstanding the foregoing, a Participant's election to defer all or a portion of a bonus award shall not be effective with respect to a bonus paid after the Participant's termination of employment if distribution to the Participant in accordance with Article VI has commenced.

    Section 3.04. Matching Contribution Credits.

    (a) Allocation of Credits. A Participant who is a participant in the Wisconsin Public Service Corporation Administrative Employees' Savings Plan ("Savings Plan") and who makes Base Compensation Deferrals and/or Annual Bonus Deferrals under this Plan shall be entitled to a matching contribution credit, determined as of December 31 of each year, equal to the difference (if any) between:

(i) The value of the matching contribution that the Participant would have received under the Savings Plan, if Base Compensation Deferrals and Annual Bonus Deferrals made by the Participant under this Plan were instead treated as "compensation" under the Savings Plan for purposes of applying the Participant's deferral election under the Savings Plan; provided that all limits and restrictions otherwise imposed under the Savings Plan, including the maximum compensation limit under Section 401(a)(17) of the Code, shall continue to apply; and

(ii) The value of the matching contribution actually received by the Participant for that year under the Savings Plan.

    (b) Investment of Credits. A Participant's matching contribution credit will be automatically credited to the Participant's Incentive Stock Unit Account.

    Section 3.05. Involuntary Termination of Deferral Elections.

    A Participant's deferral elections shall be automatically revoked upon the Participant's termination of employment from the Participating Employers, unless the Committee determines otherwise. In addition, if the Committee determines that the Participant is no longer eligible to participate in the Plan or that revocation of a Participant's eligibility is necessary or desirable in order for the Plan to qualify under ERISA as a plan of deferred compensation for a select group of management or highly compensated employees.

ARTICLE IV. HYPOTHETICAL INVESTMENT OPTIONS

     Section 4.01. Reserve Account A.

    (a) Limited Purpose Account. Reserve Account A is limited to compensation deferred by a Participant prior to January 1, 1996, together with attributed earnings on such deferrals through December 31, 2000. Except for attributed earnings as described below, no further deferrals, contributions or credits of any kind will be made to this account on behalf of a Participant.

    (b) Crediting of Interest Equivalent. Reserve Account A will be credited with an interest equivalent on the balance in the account from time to time during the year. Unless the Committee prescribes an alternate method, the annual interest equivalent rate (on a non-compounded basis) will be the greater of:

(i) six percent (6.0%); or

(ii) a rate equal to the consolidated return on common shareholders' equity of the Company and all consolidated subsidiaries (ROE); provided, however, that unless the Committee determines otherwise, this Paragraph (ii) will not apply to a former Participant who terminates employment with a Participating Employer prior to attainment of age 55 and prior to the occurrence of a Change in Control (as defined in Section 8.01). For the months of April through September, ROE means the consolidated return on equity of the Company and all consolidated subsidiaries for the twelve (12) months ended on the preceding February 28 (or 29) as calculated pursuant to the Company's standard accounting procedure for financial reporting to shareholders. For the months October through March, ROE means return on equity as described above for the twelve (12) months ended on the preceding August 31.

    (c) Revised Rate. Subject to Article VIII, the Committee may revise the interest equivalent rate or the manner in which it is calculated, but in no event shall the rate be less than six percent (6%) per annum. Any such revised rate shall be effective with the calendar month following such action by the Committee.

    Section 4.02. Reserve Account B.

    (a) Availability. Reserve Account B is an Available Investment Option with respect to the deemed investment of Base Compensation Deferrals and Annual Bonus Deferrals. It is credited with earnings equivalent based upon a percentage of the Company's return on equity for the year. Separate subaccounts will be maintained for (i) the portion of the Participant's balance in Reserve Account B that is attributable to Deferrals through June 30, 2001, together with subsequent credits of interest equivalent on such Deferrals ("Pre-July 1, 2001 Reserve Account B"), and (ii) the portion of a Participant's balance in Reserve Account B that is attributable to Deferrals made after June 30, 2001, and subsequent credits of interest equivalent on such Deferrals ("Post-June 30, 2001 Deferrals").

    (b) Crediting of Interest Equivalent. Reserve Account B will be credited with an interest equivalent on the balance in the account from time to time during the year. Unless the Committee prescribes an alternate method, the annual interest equivalent rate (on a non-compounded basis) will be the greater of:

(i) six percent (6.0%); or

(ii) a rate equal to seventy percent (70%) of the consolidated return on common shareholders equity of the Company and all consolidated subsidiaries (ROE); provided, however, that unless the Committee determines otherwise, this Paragraph (ii) will not apply to a former Participant who terminates employment with a Participating Employer prior to attainment of age 55 and prior to the occurrence of a Change in Control (as defined in Section 8.01). For the months of April through September, ROE means the consolidated return on equity of the Company and all consolidated subsidiaries for the twelve (12) months ended on the preceding February 28 (or 29) as calculated pursuant to the Company's standard accounting procedure for financial reporting to shareholders. For the months October through March, ROE means return on equity as described above for the twelve (12) months ended on the preceding August 31.

    (c) Revised Rate. Subject to Article VIII, the Committee may revise the interest equivalent rate or the manner in which it is calculated, but in no event shall the rate be less than six percent (6%) per annum. Any such revised rate shall be effective with the calendar month following such action by the Committee.

    Section 4.03. Incentive Stock Unit Account.

    (a) Limited Purpose "Buy Only" Account. The Incentive Stock Unit Account is a "buy only" account limited to (i) Annual Bonus Deferrals that are made after June 30, 2001 and that the Participant elects to be credited to the Incentive Stock Unit Account in accordance with Section 5.01(c), (ii) LTIP Deferrals made after June 30, 2001 pursuant to Section 3.03, and (iii) matching contribution credits made after June 30, 2001 pursuant to Section 3.04.

    (b) Conversion to WPS Stock Units. All eligible Deferrals made by or on behalf of a Participant and allocated to the Incentive Stock Unit Account and all of a Participant's matching contribution credits under Section 3.04 (the "Incentive Stock Unit Convertible Amount") are converted, for record keeping purposes, into whole and fractional WPS Resources Stock Units, with fractional units calculated to four decimal places. The conversion shall be accomplished by dividing each Participant's Incentive Stock Unit Convertible Amount by the closing price of a share of WPS Resources Stock on the date on which the Deferral or credit would otherwise have been paid to the Participant, as reported in the Wall Street Journal's New York Stock Exchange Composite Transaction listing. Likewise, any dividends that would have been payable on the WPS Resources Stock Units credited to a Participant's Incentive Stock Unit Account had such Units been actual shares of WPS Resources Stock shall be converted, for record keeping purposes, into whole and fractional WPS Resources Stock Units based on the closing price of a share of WPS Resources Stock on the dividend date.

    Section 4.04. Base Stock Unit Account.

    (a) Availability. The Base Stock Unit Account is an Available Investment Option with respect to the deemed investment of Base Compensation Deferrals and Annual Bonus Deferrals that are made after June 30, 2001 and that the Participant elects to be credited to the Base Stock Unit Account in accordance with Section 5.01(b) and (c).

    (b) Conversion to WPS Stock Units. All eligible Deferrals made by or on behalf of a Participant and allocated to the Base Stock Unit Account (the "Base Stock Unit Convertible Amount") are converted, for record keeping purposes, into whole and fractional WPS Resources Stock Units, with fractional units calculated to four decimal places. The conversion shall be accomplished by dividing each Participant's Base Stock Unit Convertible Amount by the closing price of a share of WPS Resources Stock on the date on which the Deferral would otherwise have been paid to the Participant, as reported in the Wall Street Journal's New York Stock Exchange Composite Transaction listing. Likewise, any dividends that would have been payable on the WPS Resources Stock Units credited to a Participant's Incentive Stock Unit Account had such Units been actual shares of WPS Resources Stock shall be converted, for record keeping purposes, into whole and fractional WPS Resources Stock Units based on the closing price of a share of WPS Resources Stock on the dividend date.

    (c) Conversion from WPS Stock Units. If a Participant elects under Section 5.01(f) to reallocate all or any portion of his Base Stock Unit Account among the other Available Investment Options, the WPS Resources Stock Units to which such election relates shall be converted, for record keeping purposes, into an amount equal to the product of such units and the closing price of a share of WPS Resources Stock, on the effective date of such reallocation, as reported in the Wall Street Journal's New York Stock Exchange Composite Transaction listing.

    (d) Securities Law Restrictions. Notwithstanding anything to the contrary herein, all elections under Section 5.01(f) by a Participant who is subject to Section 16 of the Exchange Act are subject to review by the Committee prior to implementation. Further, the following reallocation transactions under Section 5.01(f) by a Participant who is subject to Section 16 of the Exchange Act are prohibited: (i) elections to reallocate the deemed investment of the affected Participant's Account into WPS Resources Stock Units within six (6) months of an election to reallocate deemed investments out of WPS Resources Stock Units; and (ii) elections to reallocate the deemed investment of the affected Participant's Account out of WPS Resources Stock Units within six (6) months of an election to reallocate deemed investments into WPS Resources Stock Units (collectively, "Prohibited Transactions"). All Prohibited Transactions are void. In accordance with Section 9.02, the Committee may restrict additional transactions, or impose other rules and procedures, to the extent deemed desirable by the Committee in order to comply with the Exchange Act, including, without limitation, application of the review and approval provisions of this Section 4.04(d) to Participants who are not subject to Section 16 of the Exchange Act.

    Section 4.05. Prior Plan WPS Stock Unit Account.

    (a) Limited Purpose Account. The Prior Plan WPS Stock Unit Account is limited to WPS Resources Stock Units credited to a Participant through June 30, 2001, together with such additional WPS Resources Stock Units as are credited in accordance with subsection (b) below based on deemed dividends on such WPS Resources Stock Units.

    (b) Dividend Credits. Any dividends that would have been payable on the WPS Resources Stock Units credited to a Participant's Prior Plan WPS Stock Unit Account had such Units been actual shares of WPS Resources Stock shall be converted, for record keeping purposes, into whole and fractional WPS Resources Stock Units, and shall be credited to the Prior Plan WPS Stock Unit Account, based on the closing price of a share of WPS Resources Stock on the dividend date.

ARTICLE V. ACCOUNTING AND HYPOTHETICAL INVESTMENT ELECTIONS

    Section 5.01. Hypothetical Investment of Participant Accounts.

    (a) Available Investment Options.

(i) For purposes of directing the deemed investment of Base Compensation Deferrals under subsection (b) below and for purposes of reallocating the deemed investment of the Participant's Account under subsection (f) below, the Available Investment Options shall be all of the Investment Options other than Reserve Account A, the Prior Plan WPS Stock Unit Account, and the Incentive Stock Unit Account.

(ii) For purposes of directing the deemed investment of Annual Bonus Deferrals under subsection (c) below, the Available Investment Options shall be all of the Investment Options other than Reserve Account A and the Prior Plan WPS Stock Unit Account.

    (b) Deemed Investment of Base Compensation Deferrals. In accordance with uniform rules prescribed by the Committee, each Participant shall designate, in writing or in such other manner as the Committee may prescribe, how Base Compensation Deferrals made while the designation is in effect are credited among the Available Investment Options. When selecting more than one Available Investment Option, the Participant shall designate, in whole multiples of 1% or such other percentage determined by the Committee, the percentage of his or her Base Compensation Deferrals to be credited to each Available Investment Option. If the Participant fails to make a timely and complete investment designation, he or she shall be deemed to have elected that 100% of his or her Base Compensation Deferrals be credited to Reserve Account B or such other of the Available Investment Options specified by the Committee for this purpose. A Participant's election or deemed election shall become effective beginning with the first payroll period commencing on or after the date on which the election is received and accepted by the Committee, and shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with the rules of this subsection.

    (c) Deemed Investment of Annual Bonus Deferrals. In accordance with uniform rules prescribed by the Committee, each Participant shall designate, in writing or in such other manner as the Committee may prescribe, how Annual Bonus Deferrals made while the designation is in effect are credited among the Available Investment Options. When selecting more than one Available Investment Option, the Participant shall designate, in whole multiples of 1% or such other percentage determined by the Committee, the percentage of his or her Annual Bonus Deferrals to be credited to each Available Investment Option; provided, that with respect to any portion of the Annual Bonus Deferral that the Participant allocates to the Incentive Stock Unit Account, the amount allocated to such account will be 105% of the amount designated by the Participant for deferral into the Incentive Stock Unit Account. If the Participant fails to make a timely and complete investment designation, he or she shall be deemed to have elected that 100% of his or her Annual Bonus Deferral be credited to Reserve Account B or such other Investment Option specified by the Committee for this purpose. Except as provided in Section 3.02, a Participant's election or deemed election shall become effective with respect to annual bonus amounts awarded on or after the date on which the election is received and accepted by the Committee, and shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with the rules of this subsection.

    (d) Deemed Investment of LTIP Deferrals. LTIP Deferrals under Section 3.03 and matching contribution credits under Section 3.04 are credited to the Incentive Stock Unit Account. The Participant is not permitted to make an investment election with respect to LTIP Deferrals and matching contribution credits.

    (e) Allocation of Deemed Investment Gain or Loss. On each day that the New York Stock Exchange is open for business, or at such other times as the Committee may prescribe (the "Valuation Date"), the Account of each Participant will be credited (or charged) based upon the investment gain (or loss) that the Participant would have realized with respect to his or her Account since the immediately preceding Valuation Date had the Account been invested in accordance with the terms of the Plan and where applicable, the Participant's written election. Subject to the special rules set forth in Article IV with respect to Reserve Account A, Reserve Account B, the Incentive Stock Unit Account, the Base Stock Unit Account and the Prior Plan WPS Stock Unit Account, the credit (or charge) shall be the sum, separately calculated for each of the Investment Options, of the product obtained by multiplying (i) the portion (if any) of the Participant's Account as of the immediately prior Valuation Date that is deemed to have been invested in each Investment Option, and (ii) the rate of return experienced by that Investment Option since the immediately preceding Valuation Date. The Committee, in its discretion, may prescribe alternate rules for the valuation of Participant Accounts, including, without limitation, the application of unit accounting principles.

    (f) Reallocation of Account. Subject to Section 4.04(d), and in accordance with rules prescribed by the Committee, each Participant may elect to reallocate his or her Account (other than the portion deemed to be invested in Reserve Account A, Pre-July 1, 2001 Reserve Account B, the Prior Plan WPS Stock Unit Account, and the Incentive Stock Unit Account) among the Available Investment Options. When selecting more than one Investment Option, the Participant shall designate, in whole multiples of 1% or such other percentage determined by the Committee, the percentage of his or her Account (other than the portion that is deemed to be invested in Reserve Account A or the Incentive Stock Unit Account) that is deemed to be invested in each Available Investment Option after the investment reallocation is given effect. Once effective, a Participant's reallocation shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with the rules prescribed by the Committee. Other than a reallocation of a Participant's Account pursuant to a revised investment election submitted by the Participant, the deemed investment allocation of a Participant will not be adjusted to reflect differences in the relative investment return realized by the various hypothetical Investment Options that the Participant has designated.

    (g) The foregoing provisions of this Section shall be effective on July 1, 2001, or as soon thereafter as is practicable. Prior to implementation of the terms and conditions of this Section, a Participant's Account shall be credited with hypothetical investment gain or loss in accordance with the terms of the Plan as in effect on December 31, 2000.

    Section 5.02. Accounts are For Record Keeping Purposes Only.

    Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of a Participating Employer to fund such benefits. In any event, a Participating Employer may, in its discretion, set aside assets equal to part or all of such account balances and invest such assets in Company stock, life insurance or any other investment deemed appropriate. Any such assets, including WPS Resources Stock and any other assets held under the Trust, shall be and remain the sole property of the Company and except to the extent that the Trust authorizes a Participant to direct the trustee with respect to the voting of WPS Resources Stock held in the Trust, a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.

ARTICLE VI. DISTRIBUTION OF ACCOUNTS

    Section 6.01. Distribution Election.

    (a) Election. A Participant, at the time he commences participation in the Plan, shall make a distribution election with respect to his Account. The election shall be in such form as the Committee may prescribe, and shall specify the distribution commencement date, the distribution period, and the distribution method applicable following the Participant's death. Any such election shall be consistent with the following rules (or where the Participant fails to make a selection, in accordance with the default rules set forth below):

(i) Distribution Commencement Date. Unless the Participant has selected a later commencement date (which in no event shall be later than the first distribution period following the Participant's attainment of age 72), distribution of a Participant's Accounts will commence within 60 days following the end of the calendar year in which the Participant terminates employment or service from all Participating Employers. For purposes of this Plan, a Participant who is disabled shall be deemed to have retired or terminated at the conclusion of benefits under all disability income plans sponsored by a Participating Employer or to which a Participating Employer contributes, unless otherwise determined by the Committee. Further, a Participant who ceases employment with a Participating Employer in connection with an early retirement (reduction in force) program sponsored by the Participating Employer shall, if a participant in the Wisconsin Public Service Administrative Employees Retirement Plan, be deemed to have retired upon commencement of retirement benefits under such plan.

(ii) Distribution Period. Distributions will be made in 1 to 15 annual installments, as elected by the Participant.

(iii) Distribution of Remaining Account Following Participant's Death. In the event of the Participant's death, the Participant's remaining undistributed interest will be distributed to the Participant's Beneficiary in accordance with the distribution election (single sum payment or installments) elected by the Participant. If the Participant had elected a single sum, the payment shall be made on or about March 1 following the calendar year in which occurs the Participant's death. If the Participant had elected an installment distribution, (A) any installments previously commenced to the Participant shall continue to the Beneficiary and (B) if installment distributions had not commenced as of the date of the Participant's death, payments over the installment period elected by the Participant shall commence to the Beneficiary on or about March 1 following the calendar year in which occurs the Participant's death.

    (b) Effectiveness of Election. A distribution election shall be deemed made only when it is received and accepted as complete by the Committee, and shall remain in effect until modified by the Participant in accordance with Section 6.02 below or otherwise revoked in accordance with Plan rules.

    Section 6.02. Modified Distribution Election.

    A Participant may from time to time modify his distribution election by filing a revised distribution election, properly completed and signed, with the Committee. However, a revised distribution election will be given effect only if the Participant remains employed by a Participating Employer for twelve (12) consecutive months following the date that the revised election is received and accepted as complete by the Committee.

    Section 6.03. Calculation of Annual Distribution Amount.

    (a) Pre-2001 Retirees. For any Participant whose retirement or termination date is prior to January 1, 2001, distribution of the Participant's Account will be calculated and made under the distribution provisions of the Plan applicable to the Participant on the date of the Participant's retirement or termination of employment.

    (b) Post-2000 Retirees. For a Participant who retires or terminates employment after December 31, 2000, the annual distribution amount, unless the Committee specifies a different or alternate method, shall be calculated as follows:

(i) The annual distribution amount for the Participant's Account, other than the portion of the Account that is deemed to be invested in the Stock Unit Accounts (the "Distributable Account"), shall be determined by dividing (A) the aggregate balance in the Distributable Account as of January 1 of the year for which the distribution is being made, by (B) the number of installment payments remaining to be made under the distribution period selected by the Participant. Distributions shall be made in cash. The amount of any distribution under this Paragraph (i) will be charged pro-rata against the Participant's interest in each Investment Option comprising the Distributable Account. Notwithstanding the foregoing, the last installment payment of the Distributable Account shall be adjusted to take into account deemed investment gains or losses for the period between the January 1 valuation date and the date of actual payment according to such methods and procedures adopted by the Committee.

(ii) The annual distribution amount for each of the Stock Unit Accounts shall be determined on a share basis by dividing (A) the number of WPS Resources Stock Units credited to the relevant Stock Unit Account as of January 1 of the year for which the distribution is being made (subject to subsequent adjustment under Section 7.01), by (B) the number of installment payments remaining to be made under the distribution period selected by the Participant. The Participant will receive shares of WPS Resources Stock equal to the annual distribution amount, subject only to the distribution of cash in lieu of any fractional WPS Resources Stock Unit. The cash payment for any fractional WPS Resources Stock Unit shall be determined based upon the closing price of a share of WPS Resources Stock on January 21 of the year in which the distribution is being made, as such share price is reported in the Wall Street Journal's New York Stock Exchange Composite Transactions listing. If January 21 falls on a Saturday, Sunday or holiday, the calculation of the cash portion of the distribution will be made based upon the closing price as reported for the immediately preceding business day.

    Section 6.04. Time of Distribution.

    Subject to the provisions of Sections 7.01 and 8.02, each distribution of WPS Resources Stock made to a Participant (or Beneficiary) shall be distributed on January 22 (or if January 22 falls on a Saturday, Sunday or holiday, the immediately following business day). For distribution and tax reporting purposes, the value of WPS Resources Stock distributed shall equal the number of shares distributed multiplied by the closing price of WPS Resources Stock on January 21 (or if January 21 falls on a Saturday, Sunday or holiday, the immediately preceding business day) of the year in which the distribution is being made as reported in the Wall Street Journal's New York Stock Exchange Composite Transaction listing. The cash portion of any distribution will be made no later than March 1 of the year for which the distribution is being made.

    Section 6.05. Other Distribution Rules.

    (a) Limit on Shares. Subject to adjustment as provided in subsection (c) below, the total number of authorized but previously unissued shares of WPS Resources Stock which may be distributed to Participants or Beneficiaries pursuant to the Plan shall be one hundred fifty thousand (150,000), which number shall not be reduced by or as a result of (i) any cash distributions pursuant to the Plan or (ii) the distribution to Participants or Beneficiaries pursuant to the Plan of any outstanding shares of WPS Resources Stock purchased by or on behalf of the Trust.

    (b) Tax Withholding. The amount actually distributed to the Participant will be reduced by applicable income tax withholding. Unless the Participant has made a contrary election, income tax on the entire annual distribution amount will be withheld from the cash portion of the distribution, and WPS Resources Stock will be used to satisfy withholding obligations only to the extent that the cash portion of the distribution is insufficient for this purpose.

    (c) Adjustments to Stock. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination or other change in the corporate structure of the Company or a Participating Employer affecting WPS Resources Stock, such adjustment shall be made in the number and class of shares which may be distributed pursuant to the Plan as may be determined to be appropriate and equitable by the Committee in its sole discretion.

ARTICLE VII. RULES WITH RESPECT TO WPS RESOURCES STOCK
AND WPS RESOURCES STOCK UNITS

     Section 7.01. Transactions Affecting WPS Resources Stock.

    In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure of the Company or a Participating Employer affecting WPS Resources Stock, the Committee may make appropriate equitable adjustments with respect to the WPS Resources Stock Units (if any) credited to the Stock Unit Accounts of each Participant, including without limitation, adjusting the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.

    Section 7.02. No Shareholder Rights With Respect to WPS Resources Stock Units.

    Participants shall have no rights as a stockholder pertaining to WPS Resources Stock Units credited to their Accounts. No WPS Resources Stock Unit nor any right or interest of a Participant under the Plan in any WPS Resources Stock Unit may be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder with respect to any WPS Resources Stock Unit are exercisable during the Participant's lifetime only by him or his guardian or legal representative.

ARTICLE VIII. SPECIAL RULES APPLICABLE IN THE EVENT OF A CHANGE IN CONTROL OF THE COMPANY

    Section 8.01. Definitions.

    For purposes of this Article VIII, the following terms shall have the following respective meanings:

    (a) An "Affiliate" of, or a person "affiliated" with, a specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified and the term "Associate" used to indicate a relationship with any person, means (i) any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.

    (b) A person shall be deemed to be the "Beneficial Owner" of any securities:

(i) which such Person or any of such Person's Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or under-standing, or upon the exercise of conversion rights, exchange rights, or other rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or (B) securities issuable upon exercise of Rights pursuant to the terms of the Company's Rights Agreement with Firstar Trust Company, dated as of December 12, 1996, as amended from time to time (or any successor to such Rights Agreement) at any time before the issuance of such securities;

(ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule 13D under the Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Paragraph (ii) above) or disposing of any voting securities of the Company.

    (c) A "Change in Control" shall be deemed to have occurred if:

(i) any Person (other than any employee benefit plan of the Company or of any subsidiary of the Company, any Person organized, appointed or established pursuant to the terms of any such benefit plan or any trustee, administrator or fiduciary of such a plan) is or becomes the Beneficial Owner of securities of the Company representing at least 30% of the combined voting power of the Company's then outstanding securities;

(ii) one-half or more of the members of the Board are not Continuing Directors;

(iii) there shall be consummated any merger, consolidation, or reorganization of the Company with any other corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of the Company other than a shareholder who is an Affiliate or Associate of any party to such consolidation or merger;

(iv) there shall be consummated any merger of the Company or share exchange involving the Company in which the Company is not the continuing or surviving corporation other than a merger of the Company in which each of the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

(v) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to a Person which is not a wholly owned subsidiary of the Company; or

(vi) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

    (d) "Continuing Directors" means (i) any member of the Board of Directors of the Company who was a member of such Board on May 1, 1997, (ii) any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on such Board, and (iii) additional directors elected by a majority of the Continuing Directors then on such Board.

    (e) "Person" means any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

    Section 8.02. Amendments in Connection with a Change in Control.

    (a) Board Authority to Amend or Terminate Plan. Prior to the occurrence of a Change in Control, the Board may exercise its authority under Section 9.06, including, to the extent deemed necessary or desirable by the Board in anticipation of a Change in Control, any of the following actions:

(i) The Board may amend the Plan to eliminate WPS Resources Stock Units and cause the value of such units as of the Amendment Date (such value to be determined under Section 4.04(c)) to be reallocated to Reserve Account B. The term "Amendment Date" means the date on which an amendment to the Plan is validly adopted or the date on which the amendment is or purports to be effective, whichever is later.

(ii) The Board may terminate the Plan and require that all benefits accrued to the date of termination (or such later date as the Board specifies) be distributed to Participants (or Beneficiaries), in a single sum regardless of a Participant's prior election as to the form and timing of benefit payments.

    (b) Automatic Amendments. Unless terminated by the Board pursuant to subsection (a)(ii), the Plan shall automatically be amended upon a Change in Control to provide that:

(i) the rate of interest equivalent to be credited with respect to Reserve Account A for each month following the Change in Control shall be the greater of (A) the rate of interest equivalent otherwise applicable with respect to Reserve Account A if such amount were calculated based upon the consolidated return on common shareholders equity of the Company (including for this purpose any successor corporation that is the survivor of a merger with the Company or any successor to that corporation) and all subsidiaries, and (B) a rate equal to two (2) percentage points above the prime lending rate at Firstar Bank, N.A. (or any successor thereto) as of the last business day of that month; and

(ii) the rate of interest equivalent to be credited with respect to Reserve Account B for each month following the Change in Control shall be the greater of (A) the rate of interest equivalent otherwise applicable with respect to Reserve Account B if such amount were calculated based upon the consolidated return on common shareholders equity of the Company (including for this purpose any successor corporation that is the survivor of a merger with the Company or any successor to that corporation) and all subsidiaries, and (B) a rate equal to two (2) percentage points above the prime lending rate at Firstar Bank, N.A. (or any successor thereto) as of the last business day of that month. The minimum rate of interest equivalent under clause (B) shall cease to apply on the third anniversary of the Change in Control in the event that the Participant is actively employed by the Company (or any subsidiary or affiliate of the Company) on such date.

    (c) Prohibition on Certain Amendments. Notwithstanding the foregoing, on or after the effective date of a Change in Control, the Board or Company may not, without the written consent of the affected Participant (or in the case of a deceased Participant, the Participant's Beneficiary) amend the Plan or take an action to terminate the Plan that would:

(i) Result in a decrease in the number of, or a change in the type of, Available Investment Options that were made available under the Plan immediately prior to the Change of Control; or

(ii) Cause the Accounts to be valued under Section 5.01(e) less frequently than quarterly; or

(iii) Impair or otherwise limit a Participant's rights to reallocate his Accounts under Section 5.01(f) as in effect on the date immediately prior to the Change in Control; or

(iv) Decrease the interest rate credited under Reserve Account A or Reserve Account B as determined pursuant to subsection (b) above, except as specifically provided therein; or

(v) Eliminate the distribution options made available under Section 6.02 or otherwise terminate any distribution elections then in effect.

    Section 8.03. Maximum Payment Limitation.

    (a) Limit on Payments. Except as provided in subsection (b) below, if any portion of the payments or benefits described in this Plan or under any other agreement with or plan of the Company (in the aggregate, "Total Payments"), would constitute an "excess parachute payment", then the Total Payments to be made to the Participant shall be reduced such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be one dollar ($1) less than the maximum amount which the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G(a) of the Code; provided that this Section shall not apply in the case of a Participant who has in effect a valid employment contract providing that the Total Payments to the Participant shall be determined without regard to the maximum amount allowable under Section 280G of the Code. The terms "excess parachute payment" and "parachute payment" shall have the meanings assigned to them in Section 280G of the Code, and such "parachute payments" shall be valued as provided therein. Present value shall be calculated in accordance with Section 280G(d)(4) of the Code. Within forty (40) days following delivery of notice by the Company to the Participant of its belief that there is a payment or benefit due the Participant which will result in an excess parachute payment as defined in Section 280G of the Code, the Participant and the Company, at the Company's expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company's independent auditors and acceptable to the Participant in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments and (C) the amount and present value of any excess parachute payments determined without regard to the limitations of this Section. As used in this Section, the term "Base Period Income" means an amount equal to the Participant's "annualized includible compensation for the base period" as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Participant. Such opinion shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such opinion determines that there would be an excess parachute payment, the payments hereunder that are includible in Total Payments or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Participant in writing delivered to the Company within thirty days of his receipt of such opinion or, if the Participant fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this Section, the Participant and the Company shall obtain, at the Company's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant. If the provisions of Sections 280G and 4999 of the Code (or any successor provisions) are repealed without succession, then this Section shall be of no further force or effect.

    (b) Employment Contract Governs. The provisions of subsection (a) above shall not apply to a Participant whose employment is governed by an employment contract that provides for Total Payments in excess of the limitation described in subsection (a) above.

    Section 8.04. Resolution of Disputes.

    If, after a Change in Control, (a) a dispute arises with respect to the enforcement of the Participant's rights under the Plan, or (b) any legal proceeding shall be brought to enforce or interpret any provision contained in the Plan or to recover damages for breach of the Plan, in either case so long as the Participant is not acting in bad faith or otherwise pursuing a course of action that a reasonable person would determine to be frivolous, the Participant shall recover from the Company any reasonable attorneys' fees and necessary costs and disbursements incurred as a result of such dispute or legal proceeding ("Expenses"), and prejudgment interest on any money judgment obtained by the Participant calculated at the rate of interest announced by Firstar Bank Milwaukee, Milwaukee, Wisconsin (or any successor thereto), from time to time as its prime or base lending rate from the date that payments to the Participant should have been made under this Plan. Within ten (10) days after the Participant's written request therefor, the Company shall pay to the Participant, or such other person or entity as the Participant may designate in writing to the Company, the Participant's Expenses in advance of the final disposition or conclusion of any such dispute or legal proceeding. In the case of a deceased Participant, this Section shall apply with respect to the Participant's Beneficiary or estate.

ARTICLE IX. GENERAL PROVISIONS

    Section 9.01. Administration.

    The Committee shall administer and interpret the Plan and supervise preparation of Participant elections, forms, and any amendments thereto. To the extent necessary to comply with applicable conditions of Rule 16b-3, the Committee shall consist of not less than two members of the Board, each of whom is also a director of the Company and qualifies as a "non-employee director" for purposes of Rule 16b-3. If at any time the Committee shall not be in existence or not be composed of members of the Board who qualify as "non-employee directors", then all determinations affecting Participants who are subject to Section 16 of the Exchange Act shall be made by the full Board, and all determinations affecting other Participants shall be made by the Board or an officer of the Board. The Committee may, in its discretion, delegate any or all of its authority and responsibility; provided that the Committee shall not delegate authority and responsibility with respect to non-ministerial functions that relate to the participation by Participants who are subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised. To the extent of any such delegation, any references herein to the Committee shall be deemed references to such delegee. Interpretation of the Plan shall be within the sole discretion of the Committee and shall be final and binding upon each Participant and Beneficiary. The Committee may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan. If any delegee of the Committee shall also be a Participant or Beneficiary, any determinations affecting the delegee's participation in the Plan shall be made by the Committee.

    Section 9.02. Restrictions to Comply with Applicable Law.

    (a) General Restrictions. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of WPS Resources Stock under the Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. In addition, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee shall administer the Plan so that transactions under the Plan will be exempt from Section 16 of the Exchange Act, and shall have the right to restrict any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption to be met.

    (b) Restriction on Transfer. Shares of WPS Resources Stock issued under the Plan may not be sold or otherwise disposed of except (i) pursuant to an effective registration statement under the Act, or in a transaction which, in the opinion of counsel for the Company, is exempt from registration under the Act; and (ii) in compliance with state securities laws. Further, as a condition to issuance of shares of WPS Resources Stock under the Plan, the Participant, his Beneficiary or his heirs, legatees or legal representatives, as the case may be, shall execute and deliver to the Company a restrictive stock transfer agreement in such form, and subject to such terms and conditions, as shall be reasonably determined or approved by the Committee, which agreement, among other things, may impose certain restrictions on the sale or other disposition of any shares of stock acquired under the Plan. The Committee may waive the foregoing restrictions, in whole or in part, in any particular case or cases or may terminate such restrictions whenever the Committee determines that such restrictions afford no substantial benefit to the Company.

    (c) Additional Restrictions; Legends. All shares of WPS Resources Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the Plan and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any certificates to make appropriate references to such restrictions.

    Section 9.03. Claims Procedures.

    (a) If a Participant or Beneficiary believes that he or she has not received the full benefit provided for in the Plan, the Participant or Beneficiary file a claim for benefits with the Committee. If the Committee denies the claim, the Committee shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Plan section on which the denial is based, such other information as may be pertinent and a description of the procedures to be followed by the claimant in obtaining a review of his or her claim. For purposes of this paragraph, the claimant's claim shall be deemed filed when presented in writing to the Committee and the Committee's explanation shall be provided to the claimant within ninety (90) days of the date the claim is filed.

    (b) The claimant shall be provided sixty (60) days following his or her receipt of the denial of the claim to file a written request for appeal to the Committee. The claimant and his or her representative may present additional information or documents pertinent to the Committee's review. The Committee shall decide the issue on appeal, which decision shall be final, and furnish the claimant with a written decision of his or her claim on review within sixty (60) days of receipt of claimant's request for appeal. The Committee's decision shall indicate the specific reasons for the decision and the pertinent provisions of the Plan on which the decision is based. If the Committee does not furnish a written decision to the claimant within such sixty (60) day period, the claim shall be deemed denied on appeal.

    Section 9.04. Participant Rights Unsecured.

    (a) Unsecured Claim. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of a Participating Employer. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant's lifetime only by him or his guardian or legal representative.

    (b) Contractual Obligation. The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of a Participating Employer shall be deemed to be secured by any pledge of, or other encumbrance on, any property of a Participating Employer. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between a Participating Employer and any Participant or Beneficiary, or any other person.

    Section 9.05. Income Tax Withholding.

    No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes, the Participant shall pay or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

    Section 9.06. Amendment or Termination of Plan.

    There shall be no time limit on the duration of the Plan. Except as otherwise limited pursuant to Section 8.02, the Board (or where specified herein, the Committee) may at any time amend or terminate the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) Deferrals to be made on or after the amendment or termination date; provided, however, that no amendment or termination may reduce or eliminate any Account balance accrued to the date of such amendment or termination (except as such Account balance may be reduced as a result of investment losses allocable to such Account).

    Section 9.07. Administrative Expenses.

    Costs of establishing and administering the Plan will be paid by the Participating Employers.

    Section 9.08. Effect on Other Employee Benefit Plans.

Deferrals credited to a Participant's Account under this Plan shall not be considered "compensation" for the purpose of computing benefits under any qualified retirement plan maintained by a Participating Employer, but shall be considered compensation for welfare benefit plans, such as life and disability insurance programs sponsored by a Participating Employer, unless otherwise specifically provided by the terms of such plan.

    Section 9.09. Successors and Assigns.

    This Plan shall be binding upon and inure to the benefit of the Participating Employers, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.